STATE  OF  DELAWARE
                                                    SECRETARY  OF  STATE
                                                    DIVISION  OF  CORPORATIONS
                                                    FILED  09:00  AM  01/05/1998
                                                    981002963-2067280

           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
                          RECONVERSION TECHNOGIES, INC.

     RECONVERSION TECHNOLOGIES. INC., a corporation organized and existing under the laws of Delaware {the "Company"} for the purposes of (a) amending Article Fourth of its Certificate of Incorporation, (b) effecting a one-for-eight reverse stock split of its issued and outstanding Common Stock. and (c) effecting a reclassification of each issued and outstanding share of Preferred Stock, into 1.358596 shares of Common Stock (post reverse stock split), HEREBY CERTIFIES as follows:

     FIRST: Article Fourth of the Company's Certificate of Incorporation is hereby amended to read in its entirety as follows:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000). The par value of each of said shares is $.0001. All such shares are of one class and are shares of common stock without cumulative voting rights and without any preemptive rights. The Corporation shall not be authorized to issue non-voting equity securities."'

     SECOND: Simultaneously with the effective date of this Certificate (the "Effective Date"), each share of the Company's Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Date, (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-eighth (1/8) of a share of the Company's Common Stock, par value $.0001 per share (the "New Common Stock"), subject to the treatments off fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Common Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Common Certificates for cancellation together with the release and oilier documents contemplated on the Plan of Reorganization hereinafter described, a certificate or certificates (the "New Certificates, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock fom1erly represented by such Old Common Certificates so surrendered, are reclassified under the terms hereof From and after the Effective Dare, Old Common Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares as provided below) pursuant to the provision hereof No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a shareholder of the Company. A holder of Old Common Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of $1.00 per share. If more than one Old Common


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Certificate  shall  be  surrendered  at  one  time  for  the account of the same stockholder, the number of fun shares of New Common Stock for which New Certificates shall be issued, shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates so surrendered. In the event that the Company determines that a holder of Old Common Certificates has not tendered all his certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to anyone person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Common Certificates surrendered for exchange are issued, the Old Common Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax Stamps to the Old Common Certificates surrendered. or provide funds for their purchase. or establish to the satisfaction of the: Company that such taxes are not payable. From and after the Effective Date, the aggregate amount of capital represented by shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the aggregate amount of capital represented by the shares of Old Common Stock so reclassified. w1til thereafter reduced or increased in accordance with applicable law.

     THIRD: Immediately following the foregoing reverse stock split, each share of the Company's Preferred Stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date shall automatically and without any action on the pan of the: holder thereof be reclassified as and changed into 1.358596 shares of New Common Stock (subject to the treatment of fractional share interests as described below) and all powers, preferences, privileges, voting and other special or relative rights and qualifications of the Company's Preferred Stock, including priorities with respect to dividends and liquidation and rights in respect of accumulated dividends and sinking fund payments existing on the Effective Date, shall terminate and be of no further force and effect. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Preferred Stock (the "Old Preferred Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Preferred Certificates for cancellation together with the release and other documents contemplated on the P}an of Reorganization" a certificate or certificates (the "New Preferred Certificates," whether one or more) representing the number of whole shares of New Common Stack into which and for which the shares of the Company's Preferred Stock, formerly represented by such Old Preferred Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Preferred Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old preferred Certificates shall receive, in lieu of any fractions of a share of the Company's Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of $1.00 per share. If more than one Old Preferred Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the Company's Common Stock for which certificates shall be issued, shall be computed on the basis of the aggregate number of shares represented by the Old Preferred Certificates so surrendered. In the event that the Company determines that a holder of Old Preferred Certificates has not tendered all his certificates


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for  exchange,  the  Company  shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Preferred Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Preferred Certificates surrendered. or provide funds for their purchase, or establish to the satisfaction of the Company that such taxes are not payable. From and after the Effective Date, the aggregate amount of capital represented by the shares of Common Stock into which and for which the shares of the Preferred Stock are reclassified under the terms of shall be the same as the aggregate amount of capital represented by the shares of the Preferred Stock so reclassified, unt11 thereafter reduced or increased in accordance- with applicable law-

     FOURTH: The foregoing amendment to Article Fourth of the Certificate of Incorporation of the Company, the one-for-eight reverse stock split of the Company's issued and outstanding Common Stock, and the reclassification of each issued and outstanding share of the Company's Preferred Stock into 1.358596 shares of New Common Stock were confirmed in a Plan of Reorganization for the Company by the decree of the Bankruptcy Court in re: Reconversion Technologies-
                                                  ------------------------------
Inc.,  Case  No.  95-00821-W,  in  the  United  States  Bankruptcy Court for the
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Northern  District  of  Oklahoma, and are ma of and filed in accordance with the provisions of Section 3of of the General Corporation Law of the State of Delaware.

     FIFTH:  This  Certificate  shall  be  effective  upon  filing.

     IN  WITNESS  WHEREOF,  Reconversion  Technologies.  Inc.  has  caused  this
Certificate of Amendment to be executed in accordance with the Plan of Reorganization described herein as of the 2nd day of January, 1998.


RECONVERSION  TECHNOLOGIES,  INC.


By:  Joel  C.  Holt,  President


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